Exhibit 99.1

Sigma Labs Announces Fourth Quarter and Year End 2014 Financial Results

Company Poised for Significant Revenue Expansion in 2015

SANTA FE, N.M. – March 31, 2015 – Sigma Labs, Inc. (OTCQB: SGLB) (“Sigma Labs” or the “Company”), a developer of advanced, in process, non-destructive quality inspection systems for metal-based additive manufacturing and other advanced manufacturing technologies, today announced financial results for the three and twelve months ended December 31, 2014.

Recent Highlights

•	In the fourth quarter, Sigma Labs announced that it signed a technology cooperation agreement with Additive Industries, B.V. which will increase collaboration within the 3D printing space. Under the agreement, the Company’s PrintRite3D® quality assurance software will be tested with Additive Industries’ next generation metal additive manufacturing (AM) equipment currently under development.

•	The Company more recently announced its first contract, worth approximately $500,000, from GE Aviation as part of an “America Makes” additive manufacturing research project funded by the National Additive Manufacturing Innovation Institute (NAMII). As part of this award, additional contracts are anticipated from Honeywell Aerospace and Aerojet Rocketdyne, a unit of GenCorp.

•	Subsequent to the Winter Meeting of Edison Welding Institute's Additive Manufacturing Consortium (AMC) at Oak Ridge National Laboratory (held February 3-4), Sigma Labs was selected to host this year’s AMC Fall Meeting. Sigma Labs’ President and CEO Mark Cola gave a presentation at the Winter Meeting on In-Process Quality Assurance (IPQA®) and will showcase the Company’s AM capabilities at the Fall Meeting, scheduled for October 28-29, 2015.

•	Sigma Labs also announced it will host an open house event on April 14, 2015 for its EOS M290 additive manufacturing metal printer. The M290, upgraded with Sigma Labs’ proprietary PrintRite3D® software, will be presented to potential customers, industry participants, and local government officials.

•	The Company is in the final stages of testing its ground-breaking PrintRite3D® DEFORM™ software, continuing its product rollout. DEFORM™ uses proprietary, in-process analytics to generate real-time geometrical models for each layer during the AM build cycle. Sigma Labs has already lined up several organizations for its initial beta release, including Honeywell Aerospace.

“Sigma Labs ended 2014 well positioned for strong top line growth this year,” said Mark Cola, President and CEO. “The sequential revenue expansion we saw in the fourth quarter is expected to continue, and we feel confident about the Company’s outlook given current contracts underway, RFQs in process, and the opportunities presented through multiple initiatives. Last year we successfully launched our PrintRite3D® INSPECT™ software and introduced our proprietary technology to numerous industrial and government organizations – resulting in several important partnerships and contract awards.

“Going forward, we believe the launch of our DEFORM™ software, combined with our onsite EOS M290 machine, will open further channels for growth. We continue to manage costs conservatively while taking the necessary steps – such as our upcoming open house and the AMC Fall Meeting – to showcase our applications’ capabilities. We’re working with some of the best-known names in the AM space and are confident that Sigma Labs is becoming established in academic, government, and industry circles for its unique technology; we remain focused on demonstrating our QA software and participating in programs that provide for additional data collection. In this way, we will expand the audience of potential customers – leading to new business development opportunities and a path to profitability in the quarters to come.”

2014 Fourth Quarter and Full Year Financial Results

Service revenue for the three and twelve months ended December 31, 2014 was approximately $0.2 million and $0.5 million, respectively, versus approximately $0.3 million and $1.1 million for the same periods in 2013. The revenue decline year-over-year was primarily due to unanticipated delays in the commencement of certain projects as the Company transitioned from a provider of engineering consulting services to product sales and metal AM contract manufacturing.

The Company reported a net loss for the three and twelve months ended December 31, 2014 of approximately $0.3 million and $3.1 million, respectively, or $(0.00) and (0.01) per diluted share, respectively, versus a loss of approximately $0.2 million and $0.7 million, respectively, or $(0.00) per diluted share (both), for the same periods in 2013. The higher loss reflects lower revenue and increased general and administrative expense, payroll expense, non-cash compensation expense and warrant expense.

Investor Conference Call

The Company will host a conference call to discuss its 2014 fourth quarter and full year financial results today, March 31, 2015, at 11:00 a.m. Eastern Time. To participate in the call, please dial toll free 1-888-243-4451, or 1-412-542-4135, approximately five minutes before the conference call time stated. A live webcast of the call can also be accessed on the Sigma Labs website at www.sigmalabsinc.com. A recording will be available on the Company's website upon completion of the call.

About Sigma Labs, Inc.

Sigma Labs, Inc., through its wholly-owned subsidiary B6 Sigma, Inc., develops and engineers advanced, in-process, non-destructive quality inspection systems for commercial firms worldwide seeking productive solutions for metal-based additive manufacturing or 3D printing, and other advanced manufacturing technologies.  For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." Our forward-looking statements are subject to a number of risks, uncertainties and assumptions that could adversely affect us, including the risks set forth in our most recent annual report on Form 10-K. The forward-looking statements in this press release are made only as of the date of this press release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Chris Witty

cwitty@darrowir.com

646-438-9385

Sigma Labs, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
Three Months and Twelve Months Ended December 31, 2014 and 2013

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

INCOME
Services	$226,632	$318,359	$548,723	$1,071,439
Total Revenue	226,632	318,359	548,723	1,071,439

COST OF SERVICE REVENUE	(18,018)	92,781	158,936	488,627

GROSS PROFIT	244,650	225,578	389,787	582,812

EXPENSES
Other General and Administration	488,519	259,089	1,020,262	709,948
Payroll Expense	16,490	62,656	404,054	247,619
Non-cash Stock Compensation	15,600	45,200	582,550	258,400
Warrant Expense	-	-	1,283,333	-
Research and Development	38,611	1,223	219,132	14,275
Impairment of Intangible Assets	-	87,340	-	87,340
Total Expenses	559,220	455,508	3,509,331	1,317,582

OTHER INCOME (EXPENSE)
Interest Income	743	334	3,464	653
Total Other Income (Expense)	743	334	3,464	653

INCOME (LOSS) BEFORE INCOME TAXES	(313,827)	(229,596)	(3,116,080)	(734,117)

Current Income Tax Expense	-	-	-	-

Deferred Income Tax Expense	-	-	-	-

Net Income (Loss)	$(313,827)	$(229,596)	$(3,116,080)	$(734,117)
Loss per Diluted Share	(0.0)	(0.0)	(0.1)	(0.0)

Sigma Labs, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2014 and December 31, 2013

	December 31, 2014	December 31, 2013

ASSETS
Current Assets
Cash	$2,962,069	$992,448
Accounts Receivable, net	117,726	303,445
Inventory	56,175	1,167
Prepaid Assets	29,986	25,074
Total Current Assets	3,165,956	1,322,134

Other Assets
Property and Equipment, net	803,027	11,419
Deferred Stock Offering Costs	95,511	17,426
Intangible Assets, net	95,847	70,494
Total Other Assets	994,385	99,339

TOTAL ASSETS	$4,160,341	$1,421,473

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$309,698	$102,625
Accrued Expenses	44,652	38,536
Total Current Liabilities	354,350	141,161

TOTAL LIABILITIES	354,350	141,161

Stockholders' Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized;
None issued and outstanding	-	-
Common Stock, $0.001 par; 750,000,000 shares authorized;
619,741,061 issued and 612,741,061
outstanding at December 31, 2014 and
559,766,061 issued and 556,816,061
outstanding at December 31, 2013 and	619,741	559,766
Additional Paid-In Capital	9,798,288	3,561,204
Less Deferred Compensation
7,000,000 and 2,950,000 common shares, respectively	(744,200)	(88,900)
Retained Earnings (Deficit)	(5,867,838)	(2,751,758)
Total Stockholders' Equity	3,805,991	1,280,312

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,160,341	$1,421,473